Exhibit 99.1
Member Announcement about New President

Subject: FHLBank Topeka Names Jeffrey B. Kuzbel as President and CEO Effective Jan. 1, 2024

FHLBank Topeka is pleased to announce that Jeffrey B. Kuzbel has been selected as its next president and CEO. Kuzbel has served as FHLBank’s chief financial officer since April 2021.

The search for a new president began in June when Mark Yardley, FHLBank’s current president and CEO, announced his decision to retire in 2024 after 39 years of committed service. The FHLBank board of directors’ search process culminated in the selection of Kuzbel.

“It has been an honor and a privilege to serve FHLBank in various capacities over my 39 years at FHLBank Topeka. I take great pride in the many ways FHLBank has supported its members to assist them in building strong communities,” said Yardley. “I have confidence Jeff will continue to focus on maintaining our foundational liquidity mission, supporting the liquidity and housing needs of our members and their communities across the district.”

Prior to his time at FHLBank, Kuzbel worked for Capital One in McLean, Virginia, the Federal Home Loan Bank of Pittsburgh, Freddie Mac and the Office of Thrift Supervision.

“The board appreciates Mark’s dedication to FHLBank Topeka and his ongoing support during the transition to a new president,” said G. Bridger Cox, chair of the board of directors. “We are confident Jeff’s extensive experience in the financial services industry will support strong leadership of our cooperative.”

Jeff will transition to his new role Jan. 1, 2024, with Mark’s support until his retirement Feb. 1, 2024.

“On behalf of myself and the organization, we can’t thank Mark enough for his leadership. His efforts have resulted in strong financial performance, enduring support for our business partners and unwavering commitment to our members through our liquidity and housing mission,” said Kuzbel. “I have seen the important impact the FHLBank System makes throughout my career in the financial services industry. I look forward to leading the strong and engaged team at FHLBank Topeka to ensure we continue to serve as a reliable partner to our members.”